UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 19, 2014

REXFORD INDUSTRIAL REALTY, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11620 Wilshire Boulevard, Suite 1000, Los Angeles, California		90025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 966-1680

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 19, 2014, Rexford Industrial Realty, Inc. (the “Company”), entered into forward-starting interest rate swap transactions with each of (i) PNC Bank, National Association (the “PNC Swap”) and (ii) US Bank National Association (the “US Bank Swap”).  The Company entered into the interest rate swap transactions to mitigate the risk associated with the Company’s floating interest rate based on LIBOR on an aggregate of $100 million of the Company’s debt that is outstanding under its Amended and Restated Credit Agreement, dated as of June 11, 2014, with Bank of America, N.A., as administrative agent, swing line lender, and letter of credit issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets, Inc. as Joint Lead Arrangers and Joint Bookrunners and the other parties named therein (the “Credit Facility”).  The PNC Swap has an effective date of August 14, 2015 and a maturity date of December 14, 2018.  The US Bank Swap has an effective date of February 15, 2016 and a maturity date of December 14, 2018.  The Company is required to make certain monthly fixed rate payments calculated on notional amounts of $50 million for each of the PNC Swap and US Bank Swap, while the applicable counterparty is obligated to make certain monthly floating rate payments based on LIBOR to the Company referencing the same notional amount.  The interest rate swap transactions effectively fix the annual interest rate payable on these notional amounts of the Company’s debt which may exist under the Credit Facility to (i) 1.79% for the PNC Swap and (ii) 2.005% for the US Bank Swap, plus an applicable margin under the terms of the Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexford Industrial Realty, Inc.
August 22, 2014	/s/ Michael S. Frankel
Michael S. Frankel Co-Chief Executive Officer (Principal Executive Officer)
Rexford Industrial Realty, Inc.
August 22, 2014	/s/ Howard Schwimmer
Howard Schwimmer Co-Chief Executive Officer (Principal Executive Officer)